BRT APARTMENTS CORP. REPORTS FIRST QUARTER RESULTS FOR 2020

– Collects 98% of April and May 2020 Billed Amounts and 95% of June 2020 Billed Amounts –

Great Neck, New York – June 17, 2020 – BRT APARTMENTS CORP. (NYSE:BRT), a growing multi-family real estate investment trust with properties located primarily in the Southeast United States and Texas today announced operating results for the quarter ended March 31, 2020.

Jeffrey A. Gould, President and Chief Executive Officer stated: “BRT is in a position of strength as we continue to successfully execute in the face of the COVID-19 pandemic. We recognize that both the pandemic and its economic impact are a fluid situation and we continue to focus on fiscal preparedness and asset and property management that has served us well during these challenging times. We remain committed to creating long term stockholder value and wish to remain well positioned as we navigate this unprecedented time.”

Financial Results:
Net loss attributable to common stockholders was $4.8 million, or $0.29 per diluted share, for the first quarter of 2020, compared to net loss of $4.2 million, or $0.27 per diluted share, for the three months ended March 31, 2019. The change is due primarily to the $523,000 increase in professional fees associated with the Company’s restatement of certain prior period financial statements.

Funds from Operations[1], or FFO, was $3.3 million, or $0.19 per diluted share, for the quarter ended March 31, 2020, compared to $3.1 million, or $0.19 per diluted share, in the corresponding quarter in 2019.

AFFO in the 2020 quarter was $4.0 million, or $0.23 per diluted share, compared to $3.7 million, or $0.23 per diluted share, in the 2019 quarter.

Diluted per share net income, FFO and AFFO were negatively impacted during the quarter ended March 31, 2020 by the $0.03 per diluted share increase in professional fees related to the restatement and the approximate 1.0 million increase in the weighted average number of shares of common stock outstanding from January 1, 2019 through March 31, 2020 (including the effect of 694,298 shares issued during the three months ended March 31, 2020), due primarily to stock issuances pursuant to the Company’s at-the-market equity offering program.

Operating Results:

As of June 15, 2020, BRT owns or has interests in 39 multi-family properties with 11,042 units, located across 11 states, including two properties in lease-up. Eight properties are wholly-owned and the balance are owned through unconsolidated joint ventures in which BRT owns a substantial equity interest.

[1] A description and reconciliation of non-GAAP financial measures (e.g., FFO and AFFO) to GAAP financial measures is presented later in this release.

During the current quarter, average total occupancy at stabilized properties was approximately 93.3%, compared to approximately 91.1% during the corresponding quarter in 2019. Average rental rate per occupied unit at stabilized properties during the current quarter was approximately $1,013 per month compared to approximately $956 per month during the corresponding 2019 quarter. Stabilized properties include all our consolidated and unconsolidated properties, other than those in lease-up.

Rental revenue for the current three months decreased 2.9% to $6.7 million from $6.9 million for the quarter ended March 31, 2019, due primarily to property sales.

Total expenses for the quarter ended March 31, 2020 were $9.8 million compared to $9.2 million for the quarter ended March 31, 2019, due primarily to professional fees and expenses related to the restatement of BRT’s financial statements.

Our share of the loss of unconsolidated joint ventures for the current quarter was $1.8 million compared to $2.1 million in the corresponding quarter of 2019.

Portfolio Activities

During the current quarter, BRT acquired, through an unconsolidated joint venture in which it has an 80% equity interest, a 264-unit multi-family property located in a suburb of Charlotte, North Carolina for a purchase price of $38 million, including $23.2 million of mortgage debt assumed in connection with acquisition. BRT continues to be engaged with property owners for potential acquisitions but remains cautious with respect to additional capital deployment due to the economic uncertainties related to the pandemic.

Subsequent Events:

As a consequence of the COVID-19 pandemic, the Company anticipated that it would receive requests from its residents for rent relief. Through June 15, 2020, BRT collected 98% of the amounts billed for each of April and May and 95% of the amounts billed for June 2020.

Balance Sheet:

At March 31, 2020, BRT had $18.7 million of cash and cash equivalents, total assets of $395 million, total debt of $169.6 million, and total stockholders’ equity of $202.9 million.

At March 31, 2020, BRT’s unconsolidated subsidiaries had cash and cash equivalents of $12.7 million, total assets of $1.1 billion and total debt of $826.6 million

At June 1, 2020, after giving effect to $5 million borrowed in May 2020 from its credit facility, BRT’s available liquidity was approximately $33.4 million, comprising $18.5 million of cash and cash equivalents, $9.9 million of restricted cash, and, subject to attainment of requisite borrowing base levels and satisfaction of other conditions, up to $5 million available under its credit facility.

BRT’s mortgage debt of $965.8 million (including $832.5 million of mortgage debt of its unconsolidated subsidiaries) has a weighted average interest rate of 4.07% and a weighted average remaining term to maturity of 7.5 years. Approximately 91% of the mortgage debt bears interest at a fixed rate. The balance of such debt represents variable rate construction financing; BRT anticipates refinancing, with fixed rate mortgage debt, such debt when lease-up at the related properties is complete.

Supplemental Financial Information:

In an effort to enhance its financial disclosures to investors, BRT has posted a supplemental financial information report which can be accessed on the Company’s website at www.brtapartments.com under the caption “Investor Relations - Financial Statements and SEC Filings.”

Non-GAAP Financial Measures:

BRT discloses FFO and AFFO because it believes that such metrics are widely recognized and appropriate measure of the performance of an equity REIT.

BRT computes FFO in accordance with the "White Paper on Funds from Operations" issued by the National Association of Real Estate Investment Trusts ("NAREIT") and NAREIT's related guidance. FFO is defined in the White Paper as net income (loss) (computed in accordance with generally accepting accounting principles), excluding gains (or losses) from sales of property, plus depreciation and amortization, plus impairment write-downs of depreciable real estate and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect funds from operations on the same basis. In computing FFO, BRT does not add back to net income the amortization of costs in connection with its financing activities or depreciation of non-real estate assets. BRT computes AFFO by adjusting FFO for loss on extinguishment of debt; straight-line rent accruals; restricted stock and restricted stock unit expense and deferred mortgage costs (including its share of its unconsolidated joint ventures); and gain on insurance recovery. Since the NAREIT White Paper only provides guidelines for computing FFO, the computation of AFFO may vary from one REIT to another.

BRT believes that FFO and AFFO are useful and standard supplemental measures of the operating performance for equity REITs and are used frequently by securities analysts, investors and other interested parties in evaluating equity REITs, many of which present FFO and AFFO when reporting their operating results. FFO and AFFO are intended to exclude GAAP historical cost depreciation and amortization of real estate assets, which assures that the value of real estate assets diminish predictability over time. In fact, real estate values have historically risen and fallen with market conditions. As a result, BRT believes that FFO and AFFO provide a performance measure that when compared year-over-year, should reflect the impact to operations from trends in occupancy rates, rental rates, operating costs, interest costs and other matters without the inclusion of depreciation and amortization, providing a perspective that may not be necessarily apparent from net income. BRT also considers FFO and AFFO to be useful in evaluating potential property acquisitions.

FFO and AFFO do not represent net income or cash flows from operations as defined by GAAP. FFO and AFFO should not be considered to be an alternative to net income as a reliable measure of our operating performance; nor should FFO and AFFO be considered an alternative to cash flows from operating, investing or financing activities (as defined by GAAP) as measures of liquidity.

Forward Looking Information:

Certain information contained herein is forward looking within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the apparent improvement in the economic environment and BRT’s ability to originate additional loans. BRT intends such forward looking statements to be covered by the safe harbor provisions for forward looking statements contained in the Private Securities Litigation Reform Act of 1995 and includes this statement for purposes of complying with these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words “may,” “will,” “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” “apparent,” “experiencing” or similar expressions or variations thereof. Forward looking statements, including statements with respect to BRT’s multi-family property acquisition and ownership activities, involve known and unknown risks, uncertainties and other factors, which, in some cases, are beyond BRT’s control and could materially affect actual results, performance or achievements. Other factors that could cause BRT’s actual results, performance or achievements to differ materially from its expectations include: the recent restatement of its financial statements, accounting, accounting policies and internal control over financial reporting; the preparation of, and the audit or review, as applicable, of restated filings; the discovery of adjustments, in addition to those previously reported, to its previously issued financial statements; and the impact of the COVID-19 pandemic on its operations, liquidity and capital resources. Investors are cautioned not to place undue reliance on any forward-looking statements and to carefully review the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial

Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2019 filed on May 15, 2020 and in the Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed thereafter.

Additional Information:

BRT is a real estate investment trust that owns, operates and develops multi-family properties. Interested parties are urged to review the Form 10-Q to be filed with the Securities and Exchange Commission for the quarter ended March 31, 2020 and the supplemental disclosures regarding the quarter on the investor relations section of the Company’s website at: http://brtapartments.com/investor_relations for further details. The Form 10-Q can also be linked through the “Investor Relations” section of BRT’s website. For additional information on BRT’s operations, activities and properties, please visit its website at www.brtapartments.com.

Contact: Investor Relations - (516) 466-3100

BRT APARTMENTS CORP.
60 Cutter Mill Road
Suite 303
Great Neck, New York 11021
Telephone (516) 466-3100
Telecopier (516) 466-3132
www.BRTapartments.com

BRT APARTMENTS CORP. AND SUBSIDIARIES
CONDENSED BALANCE SHEETS
(Dollars in thousands)

	March 31, 2020 (unaudited)	December 31, 2019 (audited)
ASSETS
Real estate properties, net of accumulated depreciation	$168,451	$169,689
Investments in unconsolidated joint ventures	185,946	177,071
Real estate loan	4,000	4,150
Cash and cash equivalents	18,707	22,699
Restricted cash	10,243	9,719
Other assets	7,613	7,282
Total assets	$394,960	$390,610

LIABILITIES AND EQUITY
Mortgages payable, net of deferred costs	$132,524	$133,215
Junior subordinated notes, net of deferred costs	37,068	37,063
Accounts payable and accrued liabilities	22,642	20,772
Total Liabilities	192,234	191,050

Total BRT Apartments Corp. stockholders’ equity	202,879	199,653
Non-controlling interests	(153)	(93)
Total Equity	202,726	199,560
Total Liabilities and Equity	$394,960	$390,610

BRT APARTMENTS CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended March 31,
	2020	2019
Revenues:
Rental and other revenues from real estate properties	$6,745	$6,886
Other income	179	244
Total revenues	6,924	7,130

Expenses:
Real estate operating expenses	3,058	3,176
Interest expense	1,860	1,946
General and administrative	3,367	2,544
Depreciation	1,561	1,547
Total expenses	9,846	9,213
Total revenue less total expenses	(2,922)	(2,083)
Equity in loss of unconsolidated joint ventures	(1,815)	(2,068)
(Loss) from continuing operations	(4,737)	(4,151)
Income tax provision	62	62
Net (loss) income from continuing operations, net of taxes	(4,799)	(4,213)
Net loss attributable to non-controlling interests	(32)	(34)
Net (loss) attributable to common stockholders	$(4,831)	$(4,247)

Per share amounts attributable to common stockholders:
Basic	$(0.29)	$(0.27)
Diluted	$(0.29)	$(0.27)

Funds from operations - Note 1	$3,298	$3,062
Funds from operations per common share - diluted - Note 2	$0.19	$0.19

Adjusted funds from operations - Note 1	$3,968	$3,718
Adjusted funds from operations per common share - diluted -Note 2	$0.23	$0.23

Weighted average number of shares of common stock outstanding:
Basic	16,932,252	15,886,493
Diluted	16,932,252	15,886,493

BRT APARTMENTS CORP. AND SUBSIDIARIES
FUNDS FROM OPERATIONS
(Dollars in thousands, except per share data)

	Three Months Ended March 31,
	2020	2019
Note 1:
Funds from operations is summarized in the following table:
GAAP Net loss attributable to common stockholders	$(4,831)	$(4,247)
Add: depreciation of properties	1,561	1,547
Add: our share of depreciation in unconsolidated joint ventures	6,572	5,785
Adjustments for non-controlling interests	(4)	(23)
NAREIT Funds from operations attributable to common stockholders	3,298	3,062

Adjustments for: straight-line rent accruals	(10)	(10)
Add: amortization of restricted stock and restricted stock units	438	365
Add: amortization of deferred mortgage costs	80	73
Add: our share of deferred mortgage costs from unconsolidated joint venture properties	160	227
Adjustments for non-controlling interests	2	$1
Adjusted funds from operations attributable to common stockholders	$3,968	$3,718

Note 2:
GAAP Net loss attributable to common stockholders	$(0.29)	$(0.27)
Add: depreciation of properties	0.09	0.10
Add: our share of depreciation in unconsolidated joint ventures	0.39	0.36
Adjustment for non-controlling interests	—	—
NAREIT Funds from operations per diluted common share	0.19	0.19

Adjustments for: straight line rent accruals	—	—
Add: amortization of restricted stock and restricted stock units	0.03	0.02
Add: amortization of deferred mortgage costs	—	—
Add: our share of deferred mortgage costs from unconsolidated joint venture properties	0.01	0.02
Adjustments for non-controlling interests	—	—
Adjusted funds from operations per diluted common share	$0.23	$0.23